Exhibit 10.1

PULTEGROUP, INC.
EXECUTIVE SEVERANCE POLICY
(Effective February 6, 2013)

1.	Purpose.

The PulteGroup, Inc. Executive Severance Policy, as set forth herein (the “Policy”), is effective as of February 6, 2013 (the “Effective Date”). This Policy provides severance benefits to eligible executives and certain key employees of PulteGroup, Inc., a Michigan corporation (“PulteGroup”), and its subsidiaries (collectively, the “Company”) whose employment terminates pursuant to the terms hereof. This Policy shall apply solely to persons who satisfy the applicable eligibility and participation criteria set forth herein. This Policy is a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b).

2.	Definitions.

Annual Incentive Program means the Annual Incentive Program administered under the PulteGroup, Inc. 2008 Senior Management Incentive Plan or the annual bonus plan or program applicable to the Executive on the Termination Date.

Base Salary means the Executive's current annualized rate of base cash compensation as paid on each regularly scheduled payday for the Executive's regular work schedule as of his or her Termination Date, including any before-tax contributions that are deducted for Company benefit plan purposes. Base Salary shall not include taxable or nontaxable fringe benefits or awards, vacation, performance awards, equity-based awards, bonus, commission or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

Board means the Board of Directors of PulteGroup.

Cause means a determination by the Administrator that the Executive has (i) willfully and continuously failed to substantially perform the duties assigned by the Company, (ii) willfully engaged in conduct which is demonstrably injurious to the Company or any subsidiary, monetarily or otherwise, including conduct that, in the reasonable judgment of the Company, does not conform to the standard of the Company's executives or employees, or (iii) engaged in any act of dishonesty, the commission of a felony or a significant violation of any statutory or common law duty of loyalty to the Company or any subsidiary.

Code means the Internal Revenue Code of 1986, as amended.

Compensation Committee means the Compensation and Management Development Committee of the Board or its delegate or successor.

Constructive Termination of Employment means the occurrence of any of the following events without the Executive's prior consent: (i) any material diminution in the Executive's Base Salary; (ii) any material diminution in the Executive's authority, duties or responsibilities; or (iii) any material change in the geographic location at which the Executive must perform services; provided that, the Executive must notify the Company of his or her intention to terminate his or her employment by written notice in accordance with Section 9(j) of this Policy; provided, further, that (a) such notice shall be provided to the Company within ninety (90) days of the initial existence of such event, (b) the Company shall have thirty (30) days to cure such event after receipt of such notice, and (c) if uncured, the Executive shall terminate his or her employment within six (6) months following the initial existence of such event.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Executive means the current Chief Executive Officer of PulteGroup, the current Chief Financial Officer of PulteGroup, each of the Named Executive Officers, and individuals holding such other positions designated by the Compensation Committee as eligible to receive benefits under this Policy.

Named Executive Officer means each of the individuals identified as a “named executive officer” pursuant to Item 402(a)(3)(i), (ii) or (iii) of Regulation S-K under the Securities Act of 1933, as amended, with respect to either of the two years immediately preceding the year in which the individual's Termination Date occurs.

Qualifying Termination of Employment means a termination of an Executive's employment for reasons other than the following: (i) a termination of employment by the Company for Cause; (ii) an Executive's resignation for any reason other than due to a Constructive Termination of Employment; (iii) the cessation of an Executive's employment with the Company due to death or disability (as determined by the Administrator in good faith); or (iv) the cessation of an Executive's employment with the Company as the result of the sale, spin-off or other divestiture of a division, business unit or subsidiary or a merger or other business combination if either the Executive becomes employed with the purchaser or successor in interest to the Executive's employer with regard to such division, business unit or subsidiary, or the Executive is offered employment by such purchaser or successor in interest on terms and conditions comparable in the aggregate (as determined by the Administrator in its sole discretion) to the terms and conditions of the Executive's employment with the Company immediately prior to such transaction.

Severance Benefits means the benefits payable to an Executive pursuant to this Policy.

Stock Incentive Plan means the PulteGroup, Inc. 2004 Stock Incentive Plan and each other equity plan maintained by the Company under which equity awards are held by the Executive as of the Termination Date.

Termination Date means the date on which the Executive's employment with the Company terminates due to a Qualifying Termination of Employment.

3.	Severance Benefits.

If an Executive experiences a Qualifying Termination of Employment and satisfies the conditions of Section 4 of this Policy, such Executive shall be entitled to receive the Severance Benefits described in this Section 3.

(a)    Severance Pay

(i)     Executives Employed for Five or More Years. Each Executive who has been continuously employed by the Company for five or more years as of the Executive's Termination Date shall receive a lump sum severance payment equal to 1/12 of the Executive's Base Salary in effect as of the Termination Date (which, in the case of a Constructive Termination of Employment, shall be the Base Salary in effect immediately prior to any reduction in Base Salary giving rise to the right to Constructive Termination of Employment), multiplied by the number of months set forth in the table below.

Participant Level	Severance Multiple
Named Executive Officers	24 months
Other Executives	18 months

(ii)    Executives Employed for Less Than Five Years. Each Executive who has been continuously employed by the Company for less than sixty months as of the Executive's Termination Date shall receive a lump sum severance payment equal to 1/12 of the Executive's Base Salary in effect as of the Termination Date (which, in the case of a Constructive Termination of Employment, shall be the Base Salary in effect immediately prior to any reduction in Base Salary giving rise to the right to Constructive Termination of Employment), multiplied by the number of months set forth in the table below.

Participant Level	Severance Multiple
Named Executive Officers	18 months
Other Executives	12 months

(iii)    Timing of Payment of Severance. Subject to the remainder of this Policy, severance payments pursuant to this Section 3(a) shall be paid to the Executive in a lump sum cash payment within 60 days following the Executive's Termination Date.

(b)    Bonus for Year of Termination. Subject to the Compensation Committee's certification that the applicable performance goals for the year in which the Termination Date occurs have been achieved, each Executive shall receive an amount equal to the bonus which could have been paid to the Executive under the Annual Incentive Program for the year in which the Termination Date occurs based on actual performance for such year (as determined by the Compensation Committee in its sole discretion), multiplied by a fraction, the numerator of which equals the number of days the Executive was employed by the Company during such year up to and including the Termination Date, and the denominator of which is 365. Such bonus payment shall be paid to the Executive in a lump sum cash payment at the same time as bonus payments for such year are paid to other executives under the Company's Annual Incentive Program (but no later than March 15th of the year immediately following the year in which the Termination Date occurs).

(c)    Long-Term Incentive Plan Awards (Cash and Equity-Based Performance Awards). If the Executive experiences a Qualifying Termination of Employment during a performance period, then subject to the Compensation Committee's certification that the performance goals for such performance period have been achieved, the Executive shall be entitled to a prorated portion of any outstanding long-term incentive plan awards at the end of the applicable performance period(s) based on the actual performance during the performance period determined by multiplying the full amount of any such award so payable by a fraction, the numerator of which shall equal the number of days such Executive was employed with the Company during the performance period (including the date of the Executive's Qualifying Termination of Employment) and the denominator of which shall equal the number of days in the performance period. Notwithstanding anything herein to the contrary, the prorated award shall be paid in accordance with the terms of the applicable award agreement, subject to any delay required by Section 409A of the Code.

(d)    Stock Options. Any outstanding stock options held by the Executive as of the Executive's Termination Date shall be exercisable only to the extent such stock options are exercisable as of such date or become exercisable pursuant to the terms of the underlying option award agreements and shall thereafter be exercised in accordance with the provisions of the Stock Incentive Plan. Notwithstanding the preceding, this Section 3(d) shall not limit the right of PulteGroup to cancel any stock options in connection with a corporate transaction pursuant to the terms of the Stock Incentive Plan.

(e)    Other Equity-Based Awards. Awards of performance shares, performance share units, restricted stock, restricted stock units and any other awards granted under the Stock Incentive Plan, shall be settled or payable to an Executive solely to the extent provided under the terms of such awards.

(f)    Continued Benefits Coverage. Upon a Qualifying Termination of Employment, the Executive and his or her eligible dependents shall be given the opportunity to elect continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) with respect to all group health plans that are subject to COBRA in which the Executive and his or her dependents were participating immediately prior to such termination. Provided that the Executive (and/or his or her dependents) timely elects such coverage, the Company shall pay to the Executive, as an additional Severance Benefit, a lump sum payment calculated by the Company in its discretion equal to (i) the difference in cost between the monthly COBRA premiums and the monthly active employee premiums (determined as of the Termination Date) multiplied by (ii) the severance multiple determined in accordance with Section 3(a) of this Policy, up to a maximum severance multiple of 18. Any payment under this Section 3(f) shall constitute taxable income to the Executive and shall be paid in a lump sum within 60 days following the Termination Date.
An Executive shall not be entitled to receive any perquisites after the Termination Date. Executives receiving Severance Benefits under this Policy are not eligible to continue contributions to the Company's qualified retirement plans or nonqualified deferred compensation program.

4.	Requirement of Release and Restrictive Covenant.

An Executive shall not be entitled to the Severance Benefits set forth in Section 3 of this Policy unless the Executive executes a Release, Non-Competition, Non-Solicitation and Confidentiality Agreement in a form satisfactory to the Company (the “Release and Restrictive Covenant Agreement”) not later than 21 days after the date of such Executive's Termination Date (or such later date authorized by the Company) and does not revoke the Release and Restrictive Covenant Agreement within any revocation period set forth therein.

5.	Offsets.

(a)    Non-duplication of Benefits. The Company may, in its discretion and to the extent permitted under applicable law, offset against the Executive's Severance Benefits under this Policy any other severance, termination, or similar benefits payable to the Executive by the Company, including, but not limited to any amounts paid under any employment agreement or other individual contractual arrangement, amounts paid pursuant to federal, state, or local workers' notification or office closing requirements, or statutory severance benefits or payments made on account of notice periods during which the Executive is released from further duties as provided pursuant to the law of any country or political subdivision thereof.

(b)    Overpayment. The Company may recover any overpayment of Severance Benefits made to an Executive or an Executive's estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Executive against any Severance Benefits or other amount the Company owes the Executive or the Executive's estate.

6.	Administration; Claims Procedures.

(a)    Administration. This Policy shall be interpreted and administered by the committee or person appointed by the Board from time to time to administer this Policy (the “Administrator”), which shall have complete authority, in its sole discretion subject to the express provisions of this Policy, to determine who is eligible for Severance Benefits, to prescribe, amend and rescind rules and regulations relating to this Policy and to make all other determinations necessary or advisable for the administration of this Policy. Except as provided below, as of the Effective Date, the Administrator shall be a committee consisting of the Company's (i) highest ranking human resources officer, (ii) highest ranking legal officer and (ii) director of compensation. In the event that the Chief Executive Officer of the Company or a committee member experiences a termination of employment, then the Administrator for purposes of administering this Policy with respect to the Chief Executive Officer or such committee member, shall be the Compensation Committee. The Company shall be the “administrator” and a “named fiduciary” under this Policy for purposes of ERISA. All questions arising in connection with the interpretation of this Policy or its administration shall be submitted to and determined by the Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in this Section 6.

(b)    Delegation; Advisors. The Administrator may from time to time delegate any of its duties hereunder to such person or persons as the Administrator may designate. The Administrator is empowered, on behalf of this Policy, to engage accountants, legal counsel and such other persons as the Administrator deems necessary or advisable for the performance of its duties under this Policy. The functions of any such persons engaged by the Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Policy. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Policy. All reasonable fees and expenses of such persons shall be borne by the Company.

(c)    Claims Procedures. Any Executive who believes that he or she is entitled to receive benefits under this Policy, including benefits other than those initially determined by the Administrator to be payable, may file a claim in writing with the Administrator, specifying the reasons for such claim. The Administrator shall, within 60 days of after receipt of such written claim, send a written notification to the Executive as to the disposition of such claim. In the event that such claim is denied in whole or in part, such written notification shall be written in a manner calculated to be understood by the claimant and shall (1) state the specific reason or reasons for the denial, (2) make specific reference to the pertinent Policy provisions on which the denial is based, (3) provide a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (4) set forth the procedure by which the Executive may appeal the denial of such claim. The Executive (or his or her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Administrator within 60 days after receipt of such denial. Such Executive (or his or her duly authorized representative) may, upon written request to the Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time but in no event more than 120 days after such receipt), the Administrator shall notify the Executive of the final decision with respect to such claim. Such final decision shall be in writing and shall include specific reasons for such decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Policy provisions on which such decision is based.

7.
Withholding Taxes. The Company, its affiliates or any successor company may withhold from all payments due under this Policy to each Executive (or his or her beneficiary or estate) all taxes which, by applicable federal, state, local or other law are required to be withheld therefrom.

8.
Amendment or Termination of the Policy. PulteGroup reserves the right to amend or terminate this Policy at any time in its sole discretion; provided, however, that in no event shall this Policy be terminated or amended in a manner adverse to the interests of any Executive following a Change in Control and prior to the 24-month anniversary of such Change in Control (within the meaning of the Stock Incentive Plan, in effect as of the date of the Change in Control).

9.	General Provisions.

(a)    An Executive shall not be entitled to any severance pay, notice pay or other similar benefits except as provided in this Policy. Subject to the foregoing, all rights of an Executive under any employee benefit plan maintained by the Company shall be determined in accordance with the provisions of such plan.

(b)    If the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law or by contract to provide advance notice or separation (“Notice Period”), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

(c)    This Policy shall not be funded. No Executive entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, but an Executive shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in this Policy.

(d)    If an Executive shall die while any amounts would be payable to the Executive under this Policy had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Policy to the estate of the Executive.

(e)    No right or interest of any Executive under this Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Policy shall be subject to any obligation or liability of such Executive.

(f)    Neither the adoption of this Policy, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any employee the right to be retained in the service of the Company, and all employees shall remain subject to discharge to the same extent as if this Policy had not been adopted.

(g)    This Policy shall be binding upon the executors, administrators, successors and assigns of the parties, including each Executive, present and future, and any successor to the Company.

(h)    The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Policy and shall not be employed in the construction of this Policy.

(i)    If any provision of this Policy shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Policy shall be construed and enforced as if such provision had not been included.

(j)    Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

(k)    This Policy shall be effective as of the Effective Date and shall remain in effect unless and until terminated by the Board pursuant to Section 8 hereof.

(l)    This Policy shall be governed by, and construed and enforced in accordance with (1) ERISA and all applicable rules and regulations thereunder and (2) the internal laws of the State of Michigan (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control.

(m)    The payments to the Executives pursuant to this Policy are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

(n)    The payments to the Executives pursuant to this Policy are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4).